Exhibit 10.5

April 22, 2011

Peter J. McNierney
Gleacher & Company, Inc.
1290 Avenue of the Americas
New York, New York  10019

Dear Peter:

The Board appreciates all of the efforts and contributions that you have made to Gleacher & Company, Inc. (the “Company”) over the years.  On behalf of the Company, the following arrangements are agreed to in connection with your resignation.

1.                                      Acceptance of Resignation

This letter agreement will serve as acceptance by the Company of your resignation as an officer and director of the Company and as an officer and/or director of any of its affiliated companies.  The effective date of your resignation will be May 2, 2011 (your “Resignation Date”).  Your resignation as an officer and director of the Company will be a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations relating thereto (“Section 409A”).

2.                                      Benefits

(a)           You will be entitled to (i) accrued and unpaid base salary through the Resignation Date and (ii) vested benefits under the Company’s 401(k) plan.  In addition, the Company will reimburse you for any unreimbursed business expenses incurred by you on or prior to the Resignation Date pursuant to the Company’s reimbursement policies, within thirty days following your presentation of an invoice to the Company; provided, that such reimbursement requests are submitted to the Company in writing no later than July 1, 2011.

(b)           The Company agrees that, subject to your execution and delivery within 21 days of your Resignation Date (and non-revocation) of a general release and waiver in the form set forth on Schedule A (the “Release”) attached hereto:

(i)            In connection with your separation, you will be entitled to (A) a lump sum payment equal to $1,093,750, payable on the third day following the expiration of the revocation period described in Section 4 of the Release (the “Expiration Date”), and (B) continued payment of your annual base salary (at your current annual base salary rate of $300,000) for six months following the Resignation Date in accordance with the Company’s normal payroll practices, with the first such installment to be paid on the payment date for the first payroll period that commences after the Expiration Date (with any amounts that accrued and were not paid prior to such date to be accumulated and paid in a lump sum with your first payment).

(ii)           You will be entitled to 12 months of continued medical and, to the extent elected by you, vision and dental, insurance coverage consistent with your participation elections as of immediately prior to your Resignation Date and subject to your continued payment of the employee portion of the applicable premiums in a timely manner.  For purposes of the dental and vision plans, the employer portion of the monthly premium will be imputed as income to you.  Following the 12-month continuation period, you will be eligible to elect continuation coverage under COBRA to the extent eligible under applicable law.

(iii)          Pursuant to your employment letter agreement with the Company, dated as of September 21, 2010 (the “Employment Letter”), you will be entitled to a lump sum cash payment of $756,000 in connection with your separation.  Because you are a “specified employee” (within the meaning of Section 409A and determined in accordance with the methodology established by the Company as in effect on the date hereof), the payment under this Section 2(b)(iii) will be postponed and paid on the first business day that is six months and one day after your Resignation Date or November 3, 2011.

(c)           The equity awards granted under the award agreements between you and the Company (the “Equity Award Agreements”) that have vested prior to the date hereof and are listed on Schedule B attached hereto will remain outstanding and/or settle in accordance with the terms of the applicable Equity Award Agreement (with any vested stock options to remain exercisable until the expiration date set forth in the applicable Equity Award Agreement), subject to your continued compliance with any covenants and other terms and conditions of such Equity Award Agreements.  All of your equity awards that are not listed on Schedule B will be forfeited as of the Resignation Date for no consideration.

3.                                      Indemnification; No Other Benefits

The Company will, to the maximum extent permitted under applicable law and the Company’s By-Laws and consistent therewith, indemnify and hold you harmless against expenses and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of acts taken within the scope of your employment by the Company and service as a director of the Company prior to the Resignation Date, and you will be entitled to director and officer liability coverage both during and, while potential liability exists with respect to acts prior to the Resignation Date, after the term of employment in the same amount and to the same extent as the Company covers the other individuals who were officers and directors during the period you were an officer and director with respect to claims arising during that period.  Except as described in this letter agreement and the attached Schedule B, you will have no rights to any further compensation under your Employment Letter or under any benefit, bonus, incentive or equity compensation plan of the

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Company or its affiliates.  You will not participate in any severance plan, policy or program of the Company or its affiliates.

4.             Cooperation; Return of Property

You will make yourself available to the Company following the Resignation Date to assist, as may be requested by the Company at mutually convenient times and places, with respect to pending and future litigations, arbitrations, governmental investigations or other dispute resolutions relating to or in connection with matters that arose during your employment with the Company.  In addition, you will promptly return to the Company all property of the Company made available to you in connection with your employment, including documents and electronic equipment.

5.                                      General Provisions

(a)           Interpretation.  References to Schedules are to the Schedules attached hereto.  The words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.”  For the avoidance of doubt, notwithstanding that any Schedule may provide for a payment or delivery date with respect to an equity award, if the Equity Award Agreement governing your restricted stock units would provide for any earlier payment on your death, the Equity Award Agreement will control in that circumstance.  In addition, in the event of your death prior to the payment of any amounts described in this letter agreement and the Schedules attached hereto, such payments will be paid to your estate.

(b)           Tax Matters.  Notwithstanding any other provision of this letter agreement, the Company may withhold from any amounts payable or benefits provided to you, such minimum Federal, state and/or local taxes as will be required to be withheld under any applicable law or regulation.  It is intended that the payments and benefits provided under this letter agreement will comply with the provisions of Section 409A and the regulations relating thereto, or an exemption to Section 409A, and this letter agreement will be interpreted accordingly.  Any payments or benefits that qualify for the “short-term deferral” exception or another exception under Section 409A will be paid under the applicable exception.  Each payment under this letter agreement will be treated as a separate payment for purposes of Section 409A.  If you become entitled to a payment of nonqualified deferred compensation as a result of your termination of employment and at such time you are a “specified employee” (within the meaning of Section 409A and as determined in accordance with the methodology established by the Company as in effect on the date hereof), such payment will be postponed to the extent necessary to satisfy Section 409A, and any amounts so postponed will be paid in a lump sum on the first business day that is six months and one day after your separation from service (or any earlier date of your death).  If the compensation and benefits provided under this letter agreement would subject you to taxes or penalties under Section 409A, the Company and you will cooperate diligently to amend the terms of this letter agreement to avoid such taxes and penalties, to the extent possible under applicable law; provided that, in no event will the Company be responsible for any Section 409A taxes or penalties that arise in connection with any amounts payable or benefits provided under this letter agreement or otherwise.

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(c)           Governing Law.  This letter agreement will be governed by, and construed under and in accordance with, the internal laws of the State of New York, without reference to rules relating to conflicts of laws.

(d)           Dispute Resolution. Any controversy or dispute regarding the interpretation, construction or enforcement of this letter agreement will be subject to and resolved by arbitration in New York, New York through the facilities and in accordance with the rules of the Financial Industry Regulatory Authority (“FINRA”) and the parties agree to submit to the jurisdiction of FINRA with respect to any such controversy or dispute.

(e)           Entire Agreement; Amendments.  This letter agreement (including the Schedules hereto, together with the Equity Award Agreements to the extent referred to herein) constitutes the entire understanding and agreement between you and the Company with regard to all matters addressed herein and your separation from the Company and supersedes the Employment Letter in its entirety.  This letter agreement may be amended only in writing, signed by the parties hereto. In no event will you be obligated to seek other employment or to take any other action by way of mitigation of the amounts payable to you hereunder (or under any Equity Award Agreement), nor will the amount of any payment hereunder (or under any Equity Award Agreement) be reduced by any compensation earned by you as a result of employment by a subsequent employer or self employment.

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If you agree that this letter appropriately represents our understanding, please sign and return this letter, which will become a binding agreement on our receipt.

Very truly yours,

Gleacher & Company, Inc.

	By:	/s/ Eric J. Gleacher
	Name:	Eric J. Gleacher
	Title:	Chairman of the Board of Directors

Accepted and agreed as of
April 22, 2011:

/s/ Peter J. McNierney

Peter J. McNierney

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Schedule A

RELEASE OF CLAIMS

1.                                       Release of Claims

In consideration of the benefits under the letter agreement, dated April 22, 2011, by and between Peter J. McNierney (“Executive”) and Gleacher & Company, Inc. (the “Company”) (the “Letter Agreement”), Executive, for and on behalf of himself and his heirs and assigns, hereby waives and releases any employment, compensation or benefit-related common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, whether under the Letter Agreement, dated September 21, 2010, by and between Executive and the Company, the applicable equity award agreements (the “Equity Award Agreements”), a compensation or benefit plan of the Company or otherwise, which Executive ever had, now has or may have against the Company and its shareholders, subsidiaries, successors, assigns, directors, officers, partners, members, employees or agents (collectively, the “Releasees”) by reason of facts or omissions which have occurred on or prior to the date that Executive signs this Release, including, without limitation, any complaint, charge or cause of action arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, all as amended; and all other federal, state and local laws and regulations. By signing this Release, Executive acknowledges that he intends to waive and release any rights known or unknown that he may have against the Releasees under these and any other laws; provided, that Executive does not waive or release claims with respect to the receipt of the payments and benefits specified under the Letter Agreement (the “Unreleased Claims”). Notwithstanding the foregoing, Executive does not release, discharge or waive any rights to indemnification that he may have under the certificate of incorporation, the by-laws or equivalent governing documents of the Company or its subsidiaries or affiliates, the laws of the State of New York, with respect to actions taken by Executive in connection with the performance of his duties with the Company as an executive officer or member of the Board of Directors.

2.               Proceedings

Executive acknowledges that he has not filed any complaint, charge, claim or proceeding against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). Executive represents that he is not aware of any basis on which such a Proceeding could reasonably be instituted. Executive (i) acknowledges that he will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, Executive understands that, by executing this Release, he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 of this Release shall prevent Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under the ADEA contained in Section 1 of this Release (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.

3.               Time to Consider

Executive acknowledges that he has been advised that he has twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

4.               Revocation

Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of his execution of this Release to revoke this Release (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is, or shall be, obligated to provide any benefits to Executive pursuant to the Letter Agreement or under the Equity Awards Agreements until eight (8) days have passed since Executive’s signing of this Release without Executive having revoked this Release. If Executive revokes this Release, Executive will be deemed not to have accepted the terms of this Release, and the benefits under the Letter Agreement and the Equity Award Agreements, and no further action will be required of the Company.

5.               No Admission

This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company.

6.               General Provisions

A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.

7.               Governing Law

The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of New York without giving effect to conflict of laws principles.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand as of the day and year set forth opposite his signature below.

/s/ Peter J. McNierney
April 22, 2011	Peter J. McNierney

Schedule B

Award Agreement	Grant Date
Stock Option Agreement dated October 1, 2002	October 1, 2002
RSU Agreement dated June 30, 2008	June 30, 2008
Stock Option Agreement dated December 18, 2008	December 18, 2008
Stock Option Agreement dated December 18, 2008	December 18, 2008
RSU Agreement dated January 1, 2009	January 1, 2009
RSU Agreement dated February 13, 2009	February 13, 2009
RSU Agreement dated June 30, 2009	June 30, 2009
RSU Agreement dated January 1, 2010	January 1, 2010
RSU Agreement dated February 11, 2010	February 11, 2010
Stock Option Agreement dated November 10, 2010*	November 10, 2010

* Relates to only the stock options that were fully vested on the date of grant.